Exhibit 3.1

AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

DCP MIDSTREAM PARTNERS, LP

This Amendment No. 2 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP, dated effective as of November 1, 2006 (as amended previously through the date hereof, the “Partnership Agreement”), is entered into effective as of April 1, 2009, by DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

A. Section 5.6 of the Partnership Agreement provides that (i) the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners, and (ii) the General Partner shall take all actions that it determines to be necessary or appropriate in connection with all additional issuances of, and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of, Partnership Securities pursuant to the terms of the Partnership Agreement; and

B. Sections 13.1(d)(i) and (iv) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect or is required to effect the intent of the provisions of the Partnership Agreement or is otherwise contemplated by the Partnership Agreement; and

C. Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

D. The Partnership has entered into a Contribution Agreement (the “Contribution Agreement”) with DCP Midstream, LLC, a Delaware limited liability company (“Midstream”), DCP LP Holdings, LP, a Delaware limited partnership (“Holdings”), and the General Partner (together with Holdings, the “Contributing Parties”), pursuant to which the Contributing Parties will contribute to the Partnership 25.1% of the membership interests in DCP East Texas Holdings, LLC, a Delaware limited liability company, in exchange for the issuance of Class D Units representing a new class of Partnership Securities to be designated as “Class D Units,” with such terms as are set forth in this Amendment; and

Project Gator Exhibit D FINAL

E. The General Partner has determined that the creation of the Class D Units will be in the best interests of the Partnership and fair and reasonable to the Partnership’s unaffiliated Unitholders; and

F. The issuance of the Class D Units complies with the requirements of the Partnership Agreement; and

G. The General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein are necessary or appropriate in connection with the authorization of the issuance of the Class D Units; and

AGREEMENT

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. Amendments.

(a) Section 1.1 and Attachment I. Section 1.1 and the definitions listed on Attachment I are hereby amended to add, or to amend and restate, the following definitions:

“Class D Conversion Effective Date” has the meaning assigned to such term in Section 5.13(b).

“Class D Units” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners, and having the rights and obligations specified with respect to the Class D Units in this Agreement. The term “Class D Unit” does not refer to a Common Unit until such Class D Unit has converted into a Common Unit pursuant to the terms hereof.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit, Class B Unit, Class C Unit or Class D Unit, in each case prior to its conversion into a Common Unit pursuant to the terms hereof except to the extent specified herein.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units, Class C Units, Class D Units, Subordinated Units, Incentive Distribution Rights, or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right except as may otherwise be required by law.

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“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that, if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) if the General Partner shall have notified such Person or Group in writing that such limitation shall not apply to such Person or Group or (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors of the General Partner; and provided, further, that none of the Class D Units shall be deemed to be Outstanding for purposes of determining if any Class D Units are entitled to distributions of Available Cash unless such Class D Units shall have been reflected on the books of the Partnership as outstanding during such Quarter and on the Record Date for the determination of any distribution of Available Cash.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class B Units, Class C Units, Class D Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

(b) Section 4.1. Section 4.1 of the Partnership Agreement is hereby amended and restated to read in its entirety:

“Section 4.1 Certificates.

Upon the Partnership’s issuance of Common Units, Subordinated Units, Class B Units, Class C Units or Class D Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to

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it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated Units, Class B Units, Class C Units or Class D Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units, Class B Units, Class C Units or Class D Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c) and Section 6.7(e), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11. Subject to the requirements of Section 6.10, the Partners holding Certificates evidencing Class D Units may exchange such Certificates for Certificates evidencing Common Units on or after the Class D Conversion Effective Date pursuant to the terms of Section 5.13.”

(c) Section 4.5(d). Section 4.5(d) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“(d) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Class B Units, Class C Units, Class D Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.”

(d) Section 4.8(d). Section 4.8(d) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“(c) The transfer of a Class B Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.7(e). The transfer of a Class D Unit that has converted into a Common Unit shall be subject to the restrictions imposed by Section 6.10.”

(e) Section 5.2(b). Section 5.2(b) of the Partnership Agreement is hereby amended and restated to read in its entirety:

“(b) Upon the issuance of any additional Limited Partner Interests by the Partnership (other than the Common Units issued in the Initial Offering, the Common Units issued pursuant to the Over-Allotment Option, the Common Units and Subordinated Units issued pursuant to Section 5.2(a), any Class B Units

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issued pursuant to Section 5.11 and any Common Units issued upon conversion of Class B Units, Class C Units or Class D Units), the General Partner may, in exchange for a proportionate number of General Partner Units, make additional Capital Contributions in an amount equal to the product obtained by multiplying (i) the quotient determined by dividing (A) the General Partner’s Percentage Interest by (B) 100 less the General Partner’s Percentage Interest times (ii) the amount contributed to the Partnership by the Limited Partners in exchange for such additional Limited Partner Interests. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.”

(f) Section 5.5(c). Section 5.5(c) of the Partnership Agreement is hereby amended and restated to add a new Section 5.5(c)(iii) as follows:

“(iii) Subject to Section 6.10, immediately prior to the transfer of a Class D Unit or of a Class D Unit that has converted into a Common Unit pursuant to Section 5.13(b) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class D Units or converted Class D Units will (A) first, be allocated to the Class D Units or converted Class D Units to be transferred in an amount equal to the product of (x) the number of such Class D Units or converted Class D Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class D Units or converted Class D Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class D Units or retained converted Class D Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Class D Units or converted Class D Units will have a balance equal to the amount allocated under clause (A) hereinabove.”

(g) Article V; Section 5.13. Article V is hereby amended to add a new Section 5.13 creating a new series of Partnership Units as follows:

“Section 5.13 Establishment of Terms of Class D Units.

(a) General. There is hereby designated and created a class of Units to be designated as “Class D Units,” consisting of a total of 3,500,000 Class D Units, and having the following terms and conditions:

1. During the period commencing upon issuance of the Class D Units and ending on the Class D Conversion Effective Date:

(A) Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class D Units to the same extent as such items would be so allocated if such Class D Units were Common Units that were then Outstanding.

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(B) Distributions. Except as otherwise provided in this Agreement, the Class D Units shall have the right to share in partnership distributions of Available Cash pursuant to Section 6.3 (excluding distributions with respect to any Record Date prior to August 17, 2009) and are intended to have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distribution, in each case on a pro rata basis with the Common Units, so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class D Unit. The Class D Units shall have no right to share in Partnership distributions of Available Cash pursuant to Section 6.3 with respect to any Record Date prior to May 18, 2009. The Class D Units shall have the right to share in Partnership distributions of Available Cash pursuant to Section 6.3 with respect to any Record Date on or after May 18, 2009 and prior to August 17, 2009, so that the amount of any Partnership distribution to each Class D Unit will equal the amount of such distribution to each Common Unit multiplied by a fraction of which the numerator is (a) the number of days from the date of the issuance of the Class D Units until and including June 30, 2009, and of which the denominator is (b) 91 days (the total number of days in the second quarter of 2009).

2. The Class D Units shall be entitled to vote on any matters on which Unitholders are entitled to vote together with the Common Units, and shall be entitled to vote on as a separate class on any matter that adversely affects the rights or preferences of the Class D Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law. The approval of a majority of the Class D Units shall be required to approve any matter for which the holders of the Class D Units are entitled to vote as a separate class. Each Class D Unit will be entitled to the number of votes equal to the number of Units into which a Class D Unit is convertible at the time of the record date for the vote or written consent on the matter.

3. The Class D Units will be evidenced by certificates in substantially the form of Exhibit A to this Amendment, subject to the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units. The certificates will initially include a restrictive legend to the effect that the Class D Units have not been registered under the Securities Act or any state securities laws.

4. The General Partner will act as registrar and transfer agent of the Class D Units.

5. Except as otherwise provided in this Agreement and unless the context otherwise requires (as would be the case, for example only, in a provision specifically addressing and referring to Common Units and Class D Units separately and by use of such terms), for purposes of allocations referred to in

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paragraph (1)(A), the right to share in Partnership distributions referred to in paragraph (1)(B), rights upon dissolution and liquidation referred to in paragraph (1)(B), and voting rights referred to in paragraph (2), and for all other purposes, the Class D Units and the Common Units shall be considered as a single class of Units, each Class D Unit shall be treated in a manner that is identical, in all respects, to each Common Unit, and each reference in the Partnership Agreement to Common Units shall also be deemed to be a reference to Class D Units.

(b) Conversion. Each Class D Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the conversion of the Class D Units) effective as of August 17, 2009 (the “Class D Conversion Effective Date”) without any further action by the holders thereof. The terms of the Class D Units will be changed, automatically and without further action, on the Class D Conversion Effective Date so that each Class D Unit is converted into one Common Unit and, immediately thereafter, none of the Class D Units shall be Outstanding; provided, however, that such converted Class D Units will remain subject to the provisions of Sections 6.1(d)(x) and 6.10.

(c) Surrender of Certificates. Subject to the requirements of Section 6.10, on or after the Class D Conversion Effective Date, each holder of Class D Units shall promptly surrender the Class D Unit Certificates therefor, duly endorsed, at the office of the General Partner or of any transfer agent for the Class D Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class D Units one or more Unit Certificates, registered in the name of such holder, for the number of Common Units to which such holder shall be entitled. Such conversion shall be deemed to have been made as of the Class D Conversion Effective Date whether or not the Class D Unit certificate has been surrendered as of such date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.”

(h) Section 6.1(d)(iii)(A). Section 6.1(d)(iii)(A) is hereby amended and restated to read in its entirety:

“(A) if the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units for taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (except Unitholders holding Class D Units with respect to any Record Date prior to the Class D Conversion Effective Date) with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa)

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the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.”

(i) Section 6.1(d)(x). Section 6.1(d)(x) is hereby amended and restated to add a new Section 6.1(d)(x)(C) as follows:

“(C) With respect to any taxable period in which the Class D Conversion Effective Date occurs (and, if necessary, any subsequent taxable period), items of Partnership gross income, gain, deduction or loss for the taxable period shall be allocated 100% to each Limited Partner with respect to such Limited Partner’s Class D Units that are Outstanding on the Class D Conversion Effective Date in the proportion that the respective number of Class D Units held by such Partner bears to the total number of Class D Units then Outstanding, until each such Partner has been allocated the amount of gross income, gain, deduction or loss with respect to such Partner’s Class D Units that causes the Capital Account attributable to each Class D Unit, on a per Unit basis, to equal the Per Unit Capital Amount for a Common Unit on the Class D Conversion Effective Date. The purpose for this allocation is to establish uniformity between the Capital Accounts underlying converted Class D Units and the Capital Accounts underlying Common Units immediately prior to the conversion of Class D Units into Common Units.”

(j) Article VI; Section 6.10. Article VI is hereby amended and restated to add a new Section 6.10 as follows:

“Section 6.10 Special Provisions Relating to the Holders of Class D Units. A Unitholder holding a Class D Unit that has converted into a Common Unit pursuant to Section 5.13 shall not be issued a Unit Certificate pursuant to Section 4.1 or 5.13(c), and shall not be permitted to transfer such Common Units until such time as the General Partner determines, based on advice of counsel, that the converted Class D Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.10, the General Partner shall take whatever steps are required to provide economic uniformity to the converted Class D Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(iii) and 6.1(d)(x)(c); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Unit Certificates.”

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2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

4. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

General Partner:

DCP MIDSTREAM GP, LP

By:	DCP MIDSTREAM GP, LLC,
Its:	General Partner

	By:	/s/ Donald A. Baldridge
	Name:	Donald A. Baldridge
	Its:	Vice President, Business Development

EXHIBIT A

Certificate Evidencing Class D Units

Representing Limited Partner Interests in

DCP MIDSTREAM PARTNERS, LP

No.	Class D Units

In accordance with Amendment No. 2 to the Second Amended and Restated Agreement of Limited Partnership of DCP MIDSTREAM PARTNERS, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), DCP MIDSTREAM PARTNERS, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                              (the “Holder”) is the registered owner of Class D Units representing limited partner interests in the Partnership (the “Class D Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Class D Units represented by this Certificate. The rights, preferences and limitations of the Class D Units are set forth in, and this Certificate and the Class D Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 370 17th Street, Suite 2775, Denver, Colorado 80202. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THAT SUCH REGISTRATION IS NOT REQUIRED.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF DCP MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF DCP MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE DCP MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). DCP MIDSTREAM GP, LP, THE GENERAL PARTNER OF DCP MIDSTREAM PARTNERS, LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF DCP MIDSTREAM PARTNERS, LP. BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	DCP MIDSTREAM PARTNERS, LP

Countersigned and Registered by:	By:	DCP MIDSTREAM GP, LP
As Transfer Agent and Registrar		Its General Partner

By:		By:	DCP MIDSTREAM GP, LLC
Its General Partner

By:
Name:
By:
Secretary

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[REVERSE OF CERTIFICATE]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT - as tenants by the entireties		Custodian
	(Cust)		(Minor)

JT TEN - as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

FOR VALUE RECEIVED,                                  hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                         Class D Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                                                   as its attorney-in-fact with full power of substitution to transfer the same on the books of DCP MIDSTREAM PARTNERS, LP.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BYAN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15
(Signature)

(Signature)

No transfer of the Class D Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Class D Units to be transferred is surrendered for registration or transfer and, if requested by the General Partner pursuant to Section 4.9 of the Partnership Agreement, a Citizenship Certificate has been properly completed and executed by a transferee on a separate application that the Partnership will furnish on request without charge. A transferor of the Class D Units shall have no duty to the transferee with respect to execution of Citizenship Certificate in order for such transferee to obtain registration of the transfer of the Class D Units.

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